Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

December 12, 2006	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES APPOINTMENT

TO BOARD OF DIRECTORS

PRYOR, OKLAHOMA (December 12, 2006) – Orchids Paper Products Company (AMEX:TIS) announced today that at a regularly scheduled meeting held on December 12th, the board of directors of Orchids amended its bylaws to increase the size of the board to six and appointed Jay Shuster to the board of directors to fill the vacancy.

Mr. Shuster is currently an independent consultant with Shuster Group, LLC, a management consulting company he formed in October 2000. Prior to that, he worked for Rock-Tenn Company, a recycled paperboard and specialty packaging company, from 1979 to 2000, last serving as President and Chief Operating Officer. Prior to joining Rock-Tenn Company, Mr. Shuster was a certified public accountant with Arthur Andersen & Company (now Andersen LLP). He is a member of the board of directors of Atlantis Plastics (AMEX:ATPL).

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products visit the Company’s website at http://www.orchidspaper.com.